Exhibit 2.1

                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                                June 4, 1999

                                   among

                              HONEYWELL INC.,

                             ALLIEDSIGNAL INC.

                                    and

                         BLOSSOM ACQUISITION CORP.

                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                                 ARTICLE I
                                 THE MERGER

SECTION 1.1    The Merger................................................2
SECTION 1.2    Conversion Of Shares......................................2
SECTION 1.3    Surrender And Payment.....................................3
SECTION 1.4    Stock Options and Equity Awards...........................5
SECTION 1.5    Adjustments...............................................6
SECTION 1.6    Fractional Shares.........................................6
SECTION 1.7    Withholding Rights........................................6
SECTION 1.8    Lost Certificates.........................................6
SECTION 1.9    Shares Held by Company Affiliates.........................7
SECTION 1.10   Appraisal Rights..........................................7

                                 ARTICLE II
                         CERTAIN GOVERNANCE MATTERS

SECTION 2.1    Parent Name Change........................................7
SECTION 2.2    Parent Board of Directors; CEO............................7
SECTION 2.3    Certificate of Incorporation of the Surviving
                 Corporation.............................................8
SECTION 2.4    By-laws of the Surviving Corporation......................8
SECTION 2.5    Directors and Officers of the Surviving Corporation.......8

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1    Corporate Existence and Power.............................9
SECTION 3.2    Corporate Authorization...................................9
SECTION 3.3    Governmental Authorization...............................10
SECTION 3.4    Non-Contravention........................................10
SECTION 3.5    Capitalization...........................................11
SECTION 3.6    Subsidiaries.............................................12
SECTION 3.7    Commission Filings.......................................13
SECTION 3.8    Financial Statements.....................................13
SECTION 3.9    Disclosure Documents.....................................13
SECTION 3.10   Absence of Certain Changes...............................14
SECTION 3.11   No Undisclosed Material Liabilities......................15
SECTION 3.12   Litigation...............................................16
SECTION 3.13   Taxes....................................................16
SECTION 3.14   Employee Benefit Plans...................................17
SECTION 3.15   Compliance with Laws.....................................18
SECTION 3.16   Finders' or Advisors' Fees...............................18
SECTION 3.17   Environmental Matters....................................18
SECTION 3.18   Opinion of Financial Advisor.............................19
SECTION 3.19   Pooling; Tax Treatment...................................19
SECTION 3.21   Takeover Statutes and Charter Provisions.................19
SECTION 3.22   Rights Agreement.........................................20
SECTION 3.23   Intellectual Property Matters............................20
SECTION 3.24   Year 2000 Compliance Matters.............................20

                                 ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT

 SECTION 4.1   Corporate Existence and Power............................21
 SECTION 4.2   Corporate Authorization..................................21
 SECTION 4.3   Governmental Authorization...............................22
 SECTION 4.4   Non-Contravention........................................23
 SECTION 4.5   Capitalization...........................................23
 SECTION 4.6   Subsidiaries.............................................24
 SECTION 4.7   Commission Filings.......................................25
 SECTION 4.8   Financial Statements.....................................25
 SECTION 4.9   Disclosure Documents.....................................25
 SECTION 4.10  Absence of Certain Changes...............................26
 SECTION 4.11  No Undisclosed Material Liabilities......................27
 SECTION 4.12  Litigation...............................................28
 SECTION 4.13  Taxes....................................................28
 SECTION 4.14  Employee Benefit Plans...................................28
 SECTION 4.15  Compliance with Laws.....................................30
 SECTION 4.16  Finders' or Advisors' Fees...............................30
 SECTION 4.17  Environmental Matters....................................30
 SECTION 4.18  Opinion of Financial Advisor.............................30
 SECTION 4.19  Pooling; Tax Treatment...................................30
 SECTION 4.21  Takeover Statutes........................................31
 SECTION 4.22  Intellectual Property Matters............................31
 SECTION 4.23  Year 2000 Compliance Matters.............................31

                                 ARTICLE V
                          COVENANTS OF THE COMPANY

SECTION 5.1    Conduct of the Company...................................32
SECTION 5.2    Company Stockholder Meeting; Proxy Material..............34

                                 ARTICLE VI
                            COVENANTS OF PARENT

SECTION 6.1    Conduct of Parent........................................35
SECTION 6.2    Obligations of Merger Subsidiary.........................38
SECTION 6.3    Director and Officer Liability...........................38
SECTION 6.4    Parent Stockholder Meeting; Form S-4.....................38
SECTION 6.5    Stock Exchange Listing...................................39
SECTION 6.6    Employee Benefits........................................39
SECTION 6.7    Employment Agreement.....................................42

                                ARTICLE VII
                    COVENANTS OF PARENT AND THE COMPANY

SECTION 7.1    Reasonable Best Efforts..................................42
SECTION 7.2    Certain Filings..........................................44
SECTION 7.3    Access to Information....................................44
SECTION 7.4    Tax and Accounting Treatment.............................44
SECTION 7.5    Public Announcements.....................................45
SECTION 7.6    Further Assurances.......................................45
SECTION 7.7    Notices of Certain Events................................45
SECTION 7.8    Affiliates...............................................46
SECTION 7.9    Payment of Dividends.....................................46
SECTION 7.10   No Solicitation..........................................47
SECTION 7.11   Letters from Accountants.................................49
SECTION 7.12   Takeover Statutes........................................49
SECTION 7.13   Headquarters.............................................50
SECTION 7.14   Integration..............................................50
SECTION 7.15   Transfer Statutes........................................50
SECTION 7.16   Section 16(b)............................................50

                                 ARTICLE VIII
                         CONDITIONS TO THE MERGER

SECTION 8.1    Conditions to the Obligations of Each Party..............51
SECTION 8.2    Conditions to the Obligations of Parent and Merger
                  Subsidiary............................................52
SECTION 8.3    Conditions to the Obligations of the Company.............53

                                 ARTICLE IX
                                TERMINATION

SECTION 9.1    Termination..............................................54
SECTION 9.2    Effect of Termination....................................55

                                ARTICLE X
                              MISCELLANEOUS

SECTION 10.1   Notices..................................................55
SECTION 10.2   Non-Survival of Representations and Warranties...........56
SECTION 10.3   Amendments; No Waivers...................................57
SECTION 10.4   Expenses.................................................57
SECTION 10.5   Company Termination Fee..................................57
SECTION 10.6   Parent Termination Fee...................................59
SECTION 10.7   Successors and Assigns...................................60
SECTION 10.8   Governing Law............................................60
SECTION 10.9   Jurisdiction.............................................60
SECTION 10.10  Waiver of Jury Trial.....................................61
SECTION 10.11  Counterparts; Effectiveness..............................61
SECTION 10.12  Entire Agreement.........................................61
SECTION 10.13  Captions.................................................61
SECTION 10.14  Severability.............................................61

EXHIBITS
Exhibit A - Form of By-laws Amendment
Exhibit B - Form of Employment Agreement
Exhibit C - Form of Parent Affiliate's Letter
Exhibit D - Form of Company Affiliate's Letter

                                DEFINITIONS

                                                            Section

368 Reorganization......................................... SECTION 3.19(b)
Acquisition Proposal....................................... SECTION 7.10(b)
Affected Employees......................................... SECTION 6.6(b)
Agreement.................................................. Preamble
Canadian Act............................................... SECTION 4.3
Certificate ............................................... SECTION 1.2(c)
Change in Control.......................................... SECTION 6.6(a)
Closing.................................................... SECTION 1.1(d)
Closing Date............................................... SECTION 1.1(d)
Code....................................................... Recitals
Common Stock Issuance...................................... SECTION 4.2(a)
Common Stock Issuance Approval ............................ SECTION 4.2(a)
Commission................................................. Recitals
Company.................................................... Preamble
Company 10-K............................................... SECTION 3.6(b)
Company 10-Q............................................... SECTION 3.7(a)
Company Balance Sheet...................................... SECTION 3.8
Company Balance Sheet Date................................. SECTION 3.8
Company Commission Documents............................... SECTION 3.7(a)
Company Common Stock....................................... Recitals
Company Convertible Security............................... SECTION 3.5
Company Employee Plans..................................... SECTION 3.14(a)
Company Disclosure Schedules............................... Article III
Company Option Agreement................................... Recitals
Company Preferred Stock.................................... SECTION 3.5
Company Proxy Statement.................................... SECTION 3.9(a)
Company Rights............................................. SECTION 3.5
Company Rights Agreement................................... SECTION 3.5
Company Stock Option....................................... SECTION 1.4(a)
Company Stock Plans........................................ SECTION 1.4(a)
Company Stockholder Approval............................... SECTION 3.2
Company Stockholder Meeting................................ SECTION 5.2
Company Subsidiary Convertible Security.................... SECTION 3.6(b)
Confidentiality Agreement.................................. SECTION 7.3
Delaware Law............................................... SECTION 1.1(b)
EC Merger Regulation....................................... SECTION 3.3
Effective Time............................................. SECTION 1.1(a)
End Date................................................... SECTION 9.1(b)(i)
Environmental Laws......................................... SECTION 3.17(b)
ERISA...................................................... SECTION 3.14(a)
Exchange Act............................................... SECTION 3.3(f)
Exchange Agent............................................. SECTION 1.3(a)
Exchange Ratio............................................. SECTION 1.2(a)(iii)
Form S-4................................................... SECTION 4.9(a)
GAAP....................................................... Recitals
Hazardous Materials........................................ SECTION 3.17(b)
HSR Act.................................................... SECTION 3.3
Indemnitees................................................ SECTION 6.3(a)
Intellectual Property...................................... SECTION 3.23(b)
Lien....................................................... SECTION 3.4
Material Adverse Effect.................................... SECTION 3.1
Merger..................................................... Recitals
Merger Consideration....................................... SECTION 1.2(b)
Merger Subsidiary.......................................... Preamble
NYSE....................................................... SECTION 1.6
Option Agreements.......................................... Recitals
Parent..................................................... Preamble
Parent 10-K................................................ SECTION 4.6(b)
Parent 10-Q................................................ SECTION 4.7(a)
Parent Balance Sheet....................................... SECTION 4.8
Parent Balance Sheet Date.................................. SECTION 4.8
Parent Commission Documents................................ SECTION 4.7(a)
Parent Common Stock........................................ Recitals
Parent Convertible Security................................ SECTION 4.5
Parent Disclosure Schedules................................ Article IV
Parent Employee Plans...................................... SECTION 4.14(a)
Parent Option Agreement.................................... Recitals
Parent Preferred Stock..................................... SECTION 4.5
Parent Proxy Statement..................................... SECTION 4.9(a)
Parent Stockholder Approval................................ SECTION 4.2(a)
Parent Stockholder Meeting................................. SECTION 6.4(a)
Parent Subsidiary Convertible Security..................... SECTION 4.6(b)
Person..................................................... SECTION 1.3(c)
Securities Act............................................. SECTION 1.4(c)
Shares..................................................... Recitals
Subsidiary................................................. SECTION 3.6(a)
Superior Proposal.......................................... SECTION 7.10(b)
Surviving Corporation...................................... SECTION 1.1(b)
Tax Returns................................................ SECTION 3.13
Taxes...................................................... SECTION 3.13

                        AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 4, 1999 by and among HONEYWELL INC., a Delaware corporation (the
"Company"), ALLIEDSIGNAL INC., a Delaware corporation ("Parent"), and BLOSSOM ACQUISITION CORP., a newly formed Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

                            W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth in this Agreement (the "Merger");

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "Commission"); and

     WHEREAS, as a condition and inducement to each of Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into (i) a Stock Option Agreement dated as of the date of this Agreement (the "Parent Option Agreement"), pursuant to which the Company is granting to Parent an option to purchase shares of common stock, par value $1.50 per share, of the Company ("Company Common Stock") at $109.453 per share, under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement (the "Company Option Agreement" and, together with the Parent Option Agreement, the "Option Agreements"), pursuant to which Parent is granting to the Company an option to purchase shares of the common stock, par value $1.00 per share, of Parent ("Parent Common Stock") at $58.375 per share, under certain circumstances.

     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:


                                 ARTICLE I
                                 THE MERGER

     SECTION 1.1  The Merger.

          (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by the Company and Parent, at such later time as is specified in the certificate of merger (the "Effective Time").

          (b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

          (d) The closing of the Merger (the "Closing") shall take place
(i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     SECTION 1.2  Conversion Of Shares.

          (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

               (i) each share of the Company Common Stock held by the Company as treasury stock or owned by Parent or any subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (iii) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(a)(i), be converted into the right to receive
     1.875 shares of Parent Common Stock (the "Exchange Ratio").

          (b) All Parent Common Stock issued as provided in Section 1.2(a)(iii) shall be of the same class and shall have the same terms as the currently outstanding Parent Common Stock. The shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of Company Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below) is referred to herein as the "Merger Consideration."

          (c) From and after the Effective Time, all shares of Company Common Stock converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

     SECTION 1.3  Surrender And Payment.

          (a) Prior to the Effective Time, Parent shall appoint The Bank of New York or such other exchange agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent.

          (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

          (f) No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this
Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

     SECTION 1.4  Stock Options and Equity Awards.

          (a) At the Effective Time, each outstanding employee or director option to purchase shares of Company Common Stock (a "Company Stock Option") granted under the Company's plans or agreements pursuant to which Company Stock Options or other stock-based awards of the Company have been or may be granted (collectively, the "Company Stock Plans"), whether vested or not vested, shall be deemed assumed by Parent. At and after the Effective Time (1) each Company Stock Option then outstanding shall entitle the holder thereof to acquire the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, and (2) the exercise price per share of Parent Common Stock subject to any such Company Stock Option at and after the Effective Time shall be an amount (rounded down to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Company Common Stock subject to such Company Stock Option prior to the Effective Time, divided by (y) the Exchange Ratio. Other than as provided above, as of and after the Effective Time, each Company Stock Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time (including, but not limited to, the acceleration of exercisability as of the date of approval of the Merger by the shareholders of the Company), but giving effect to the Merger. Prior to the approval of the Merger by the shareholders of the Company, the Company shall take all actions necessary to cause all restricted shares, restricted stock units and any other stock-based awards outstanding under the Company Stock Plans and the Honeywell Non-Employee Directors Fee and Stock Unit Plan which would otherwise be settled in cash to be settled in shares of Parent Common Stock (with, in the case of restricted stock units, each such unit representing one share of Company Common Stock and with the number of shares of Parent Common Stock to be issued reflecting the Exchange Ratio). To the extent that any such award of restricted shares, restricted stock units or other stock-based award does not become fully vested and free of restrictions in connection with the transactions contemplated hereby, such award shall be converted into a similar award for that number of shares of Parent Common Stock equal to the product of (1) the number of shares of Company Common Stock subject to the portion of such award which had not become fully vested and free of restrictions and (2) the Exchange Ratio, and shall otherwise remain subject to the terms and conditions in effect immediately prior to the Effective Time (it being understood that any performance criteria to which such award remains subject may be equitably adjusted by the Management Development and Compensation Committee of Parent Board (taking into account the recommendation of the Personnel Committee of the Company Board) to reflect the consummation of the Merger).

          (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options and settlement of other stock-based awards of the Company at and after the Effective Time.

          (c) On or as soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Parent Common Stock subject to Company Stock Options and other stock-based awards of the Company, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other stock-based awards remain outstanding.

     SECTION 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     SECTION 1.6 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.6, an amount of cash, without interest thereon (rounded to the nearest whole cent), equal to the product of (i) such fraction of a share of Parent Common Stock, multiplied by (ii) the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the ten trading-day period immediately preceding the Closing Date.

     SECTION 1.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as the Surviving Corporation may direct (which shall not exceed amounts generally required by Parent from holders of Parent Common Stock under similar circumstances), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article I.

     SECTION 1.9 Shares Held by Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 7.8) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 7.8.

     SECTION 1.10 Appraisal Rights. In accordance with Section 262 of the Delaware Law, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Merger.


                                 ARTICLE II
                         CERTAIN GOVERNANCE MATTERS

     SECTION 2.1 Parent Name Change. At the Effective Time, Parent shall cause its certificate of incorporation to be amended to change its name to " Honeywell International Inc." by causing a Subsidiary of Parent to be merged with and into Parent and having the terms of such merger provide for such name change.

     SECTION 2.2  Parent Board of Directors; CEO; By-law Amendment.

          (a) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the Board of Directors of Parent to consist, as of the Effective Time, of fifteen directors, (x) nine of whom shall be persons designated by Parent who were directors of Parent prior to the Effective Time and (y) six of whom shall be persons designated by the Company who were directors of the Company prior to the Effective Time. No more than one person who is an officer of Parent shall be designated by Parent, and no more than one person who is an officer of the Company shall be designated by the Company, in each case pursuant to the prior sentence. If any such persons are not able to serve, the party on whose Board such person presently sits shall select a replacement. The persons designated to serve as directors by each party shall be apportioned proportionately among each of the three classes of directors; it being understood, however, that Michael R. Bonsignore shall be elected to serve as a member of the class with the longest tenure as of the Effective Time.

          (b) Prior to the Effective Time, the Board of Directors of Parent shall take all necessary actions to cause (x) the following committees of the Board of Directors of Parent to exist as of the Effective Time: Audit Committee, Corporate Governance Committee, Corporate Responsibility Committee, Management Development and Compensation Committee, Retirement Plans and Finance Committee and Technology Committee; and (y) the Chairpersons of four of those committees to be persons designated by Parent and the Chairpersons of two of those committees to be persons designated by the Company.

          (c) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary (x) to cause Michael R. Bonsignore to be elected as Chief Executive Officer of Parent as of the Effective Time, (y) to cause Michael R. Bonsignore to be elected as Chairman of the Board of Directors of Parent effective as of April 1, 2000 or such earlier date as Lawrence A. Bossidy shall retire as Chairman of the Board of Directors of Parent, and (z) to create an Executive Office (the "Executive Office") as of the Effective Time consisting of Lawrence A. Bossidy until his retirement as Chairman of the Board of Directors of Parent, Michael R. Bonsignore as the Chief Executive Officer of Parent and, after the retirement of Lawrence A. Bossidy, as Chairman of the Board of Directors of Parent, and Robert D. Johnson and Giannantonio Ferrari, each of whom shall be elected as a Chief Operating Officer and an Executive Vice President of Parent.

          (d) At the Effective Time, Parent shall cause its By-laws to be amended to incorporate the provisions set forth in Exhibit A hereto (such amendment of the By-laws of Parent being referred to herein as the "By-laws Amendment").

     SECTION 2.3 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation (until amended in accordance with applicable law), except that the first sentence of Article FOURTH thereof shall be amended as of the Effective
Time to read in its entirety as follows: "The Corporation shall have the authority to issue 1,000 shares of par value $1.50 per share designated as Common Stock."

     SECTION 2.4 By-laws of the Surviving Corporation. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

     SECTION 2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, who shall consist as of the Effective Time of those people mutually agreed upon by the chief executive officers of the Company and Parent, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.


                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that except as set forth in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company
Disclosure Schedules") or the Company Commission Documents (as defined in
Section 3.7(a)) filed prior to the date of this Agreement:

     SECTION 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of this Person and its Subsidiaries, taken as a whole, except to the extent resulting from any changes in general United States or global economic conditions or general economic conditions in industries in which the Person competes or resulting from the announcement of the transaction or any action required to be taken by the terms hereof. The Company has heretofore made available to Parent true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

     SECTION 3.2  Corporate Authorization.

          (a) The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in accordance with Delaware Law (the "Company Stockholder Approval") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares of Company Common Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of the Company's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by Parent and/or Merger Subsidiary, as applicable, each of this Agreement and the Option Agreements constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

          (b) The Company's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger), and
(iii) resolved (subject to Section 5.2) to recommend that the Company stockholders vote for the approval and adoption of this Agreement and the Merger.

     SECTION 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"),
(d) compliance with any other applicable requirements of foreign anti-trust or investment laws, (e) compliance with any applicable environmental transfer statutes, (f) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (g) compliance with any applicable requirements of the Securities Act and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the Company's consummation of the Merger.

     SECTION 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Option Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 3.3 and subject to receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries (as defined in Section 3.6), (c) subject to receipt of the Company Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on Parent or the Surviving Corporation immediately after the Effective
Time.

     SECTION 3.5 Capitalization. The authorized capital stock of the Company consists of 375,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (of which 2,000,000 are designated "Series B Junior Participating Preferred Stock" and the remaining shares of such preferred stock are not subject to any designation) (the "Company Preferred Stock"). As of the close of business on June 1, 1999, there were outstanding (i) 126,841, 802 shares of Company Common Stock and (ii) no shares of Company Preferred Stock (all of the Series B Junior Participating Preferred Stock being reserved for issuance in accordance with the Rights Agreement (the "Company Rights Agreement"), dated as of January 16, 1996, by and between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent, pursuant to which the Company has issued rights to purchase the Series B Junior Participating Preferred Stock ("Company Rights")) and no other shares of capital stock or other voting securities of the Company were then outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) Company Stock Options to acquire no more than 6,491,358 shares of Company Common Stock issued pursuant to the Company Stock Plans, (b) Company Rights none of which are exercisable, (c) the option granted pursuant to the Parent Option Agreement, (d) stock units for no more than 231,954 shares of Company Common Stock and (e) shares issuable under the Company's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on June 1, 1999, there were no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Convertible Security"). Since the close of business on June 1, 1999, the Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of the Company Stock Options described in clause (a) above and/or as permitted by
Section 5.1 hereof. Except as required by the terms of any Company Stock Options, the Blossom Non-Employee Directors Fee and Stock Unit Plan and/or as permitted by Section 5.1, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

     SECTION 3.6  Subsidiaries.

          (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Except for directors' qualifying shares and except as set forth in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K"), all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Exchange Act) of the Company is, directly or indirectly, owned by the Company. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Company, directly or indirectly, owned by the Company are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Subsidiary Convertible Security"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than the Company or a wholly owned Subsidiary of the Company) any outstanding shares of capital stock of any Subsidiary of the Company or any Company Subsidiary Convertible Securities.

     SECTION 3.7  Commission Filings.

          (a) The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1998, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1998 (the documents referred to in this Section 3.7(a) being referred to collectively as the "Company Commission Documents"). The Company's quarterly report on Form 10-Q for its fiscal quarter ended April 4, 1999 is referred to as the "Company 10-Q".

          (b) As of its filing date, each Company Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

          (c) As of its filing date, each Company Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since December 31, 1996, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 3.7 present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of April 4, 1999 set forth in the Company 10-Q and "Company Balance Sheet Date" means April 4, 1999.

     SECTION 3.9  Disclosure Documents.

          (a) Neither the proxy statement of the Company (the "Company Proxy Statement") to be filed with the Commission in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

          (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement (as defined in Section 4.9) or in the Form S-4 (as defined in Section 4.9) or any amendment or supplement thereto will, at the time the Parent Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Parent or at the time the stockholders vote on the matters constituting the Parent Stockholder Approval (as defined in Section 4.2) or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 Absence of Certain Changes. Since the Company Balance Sheet Date and, other than with respect to clause (a) below, prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

          (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than regular quarterly cash dividends payable by the Company in respect of the shares of Company Common Stock consistent with past practice), or any repurchase (other than repurchases of Company Common Stock which occurred subsequent to the Company Balance Sheet Date and prior to the date hereof), redemption or other acquisition by the Company or any of its Significant Subsidiaries of any outstanding shares of their capital stock or any Company Convertible Securities or Company Subsidiary Convertible Securities (except (x) as required by the terms of any Company Stock Option, (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and/or (z) as otherwise permitted by Section 5.1);

          (c) any amendment of any material term of any outstanding security of the Company or any of its Significant Subsidiaries;

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

          (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

     SECTION 3.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

          (b) liabilities incurred since such date in the ordinary course of business;

          (c) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

          (d) liabilities disclosed in the Company Commission Documents filed prior to the date of this Agreement; and

          (e) liabilities under this Agreement.

     SECTION 3.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13 Taxes. Except as provided for in the Company Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) all Company Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Company's knowledge and belief, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 3.14  Employee Benefit Plans.

          (a) For purposes of this Agreement, the term "Company Employee Plans" shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Company Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or director or former employee or director of the Company or any Subsidiary, or under which the Company has any liability contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA).

          (b) Each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations
(including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). All contributions required to be made under the terms of any Company Employee Plan maintained in the United States have been made, and, where applicable to a Company Employee Plan, the Company and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Company Employee Plan.

          (d) Each Company Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to the Company's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

          (e) No director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby; and (ii) no payment made or to be made to any current or former employee or director of the Company or any of its affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (f) Since the Company Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

          (g) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company and its Subsidiaries are pending or threatened, nor are the Company and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Company.

     SECTION 3.15 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     SECTION 3.16 Finders' or Advisors' Fees. Except for Bear, Stearns & Co. Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.17  Environmental Matters.

          (a) Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed within the past three years against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

          (b) For purposes of this Section 3.17 and Section 4.17, the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that, as of the date of its opinion, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

     SECTION 3.19  Pooling; Tax Treatment.

          (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the SEC.

          (b) Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to the Company or its affiliates that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

     SECTION 3.20 Takeover Statutes and Charter Provisions. The Board of Directors of the Company has taken the necessary action to render Section 203 of the Delaware Law, any other potentially applicable anti-takeover or similar statute or regulation and the provisions of Sections A and B.2 of Article EIGHTH of the Company's certificate of incorporation inapplicable to this Agreement and the Parent Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 3.21 Rights Agreement. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all action necessary to render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Parent Option Agreement and the other transactions contemplated hereby and thereby and for the rights to expire as of the Effective Time.

     SECTION 3.22  Intellectual Property Matters.

          (a) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property (as defined in Section 3.23(b)) necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The conduct of the Company's and its Subsidiaries' businesses as currently conducted or contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the best of the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (b) The term "Intellectual Property" as used in this Agreement means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

     SECTION 3.23 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on the Company, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by the Company and computer software incorporated in products manufactured by the Company and its Subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize the advent of the year 2000 without any adverse change in operation associated with such recognition,
(b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and
(c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by the Company and its Subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on the Company.


                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that except as set forth in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the "Parent Disclosure Schedules") and Parent Commission Documents (as defined in Section 4.7) filed prior to the date hereof:

     SECTION 4.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to the Company true and complete copies of Parent's and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect. As of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock.

     SECTION 4.2  Corporate Authorization.

          (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action, and, except for the required approval of Parent's stockholders, for the issuance of Parent Common Stock (the "Common Stock Issuance") in connection with the Merger (the "Common Stock Issuance Approval" or the "Parent Stockholders Approval"), the Common Stock Issuance is in accordance with the rules and regulations of the NYSE. The affirmative vote of the holders of shares of Parent Common Stock having votes representing a majority of the votes cast with respect to the Common Stock Issuance, voting together as a single class, in favor of the Common Stock Issuance (provided that the total number of the votes cast in favor and against the Common Stock Issuance represents over 50% of all of votes eligible to be cast by all holders of Parent Common Stock) is the only vote of the holders of any of Parent's capital stock necessary in connection with obtaining the Common Stock Issuance Approval. Assuming due authorization, execution and delivery of this Agreement and the Option Agreements by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary and the Option Agreements constitute valid and binding agreements of Parent, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (b) Parent's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Parent's stockholders, (ii) approved this Agreement and the Option Agreements and the transactions contemplated hereby and thereby (including the Merger, the Common Stock Issuance and the By-laws Amendment), and (iii) resolved (subject to Section 6.4) to recommend that Parent's stockholders vote in favor of the Common Stock Issuance.

     SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger, and a certificate of merger in connection with the merger contemplated by Section 2.1, in each case in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any other applicable requirements of foreign anti-trust or investments laws, (e) compliance with any applicable environmental transfer statutes, (f) compliance with any applicable requirements of the Exchange Act, (g) compliance with any applicable requirements of the Securities Act, and (h) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay Parent's and/or Merger Subsidiary's consummation of the Merger.

     SECTION 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and by Parent of the Option Agreements, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3 and subject to receipt of the Parent Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) subject to receipt of the Parent Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any Subsidiary of Parent is a party to any agreement that expressly limits the ability of Parent or any Subsidiary of Parent to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on Parent immediately after the Effective Time.

     SECTION 4.5 Capitalization. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, without par value (of which 51,250 are designated "$91.25 Series A Cumulative Preferred Shares", 3,593,281 are designated "$6.74 Series C Cumulative Convertible Preferred Shares", 984,089 are designated "$12 Series D Cumulative Convertible Preferred Shares", 2,755,173 are designated "Adjustable Rate Series F Cumulative Preferred Shares," 24,929 are designated "$86.25 Series G Cumulative Preferred Shares", 968,754 are designated "8.25% Series AA Cumulative Convertible Preferred Shares," and the remaining shares of such preferred stock are not subject to any designation) ("Parent Preferred Stock"). As of the close of business on June 3, 1999, there were outstanding 549,289,134 shares of Parent Common Stock, no shares of Parent Preferred Stock and no other shares of capital stock or other voting securities of Parent were outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) employee or director stock options to acquire no more than 38,472,492 shares of Parent Common Stock, (b) shares of Parent Common Stock to be issued in connection with the Merger, (c) the option granted pursuant to the Company Option Agreement and (d) 1,458,867 shares issuable pursuant to Parent's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on June 3, 1999, there were no outstanding options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Parent Convertible Security"). Since the close of business on June 3, 1999, Parent has not issued any shares of capital stock or Parent Convertible Securities, other than in connection with the exercise of employee stock options described in clause (a) above and/or as permitted by Section 6.1 hereof. Except as required by the terms of any employee or director stock options and/or as permitted by 6.1, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent and of any Parent Convertible Securities.

     SECTION 4.6  Subsidiaries.

          (a) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) Except for directors' qualifying shares and except as set forth in Parent's annual report on Form 10-K for the fiscal year ended December 31, 1998 ("Parent 10-K"), all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Parent is owned, directly or indirectly, by Parent. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Parent owned, directly or indirectly, by Parent are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. There are no outstanding options, warrants or other rights to acquire, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Parent, obligating Parent or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Parent Subsidiary Convertible Security"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than Parent or a wholly owned Subsidiary of Parent) any outstanding shares of capital stock of any Subsidiary of Parent or any Parent Subsidiary Convertible Securities.

     SECTION 4.7  Commission Filings.

          (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1997 and 1998, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1998, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1998 (the documents referred to in this Section 4.7(a) being referred to collectively as the "Parent Commission Documents"). Parent's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1999 is referred to as the "Parent 10-Q".

          (b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

          (c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each registration statement, as amended or supplemented, if applicable, filed by Parent pursuant to the Securities Act since December 31, 1996, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 4.7 present fairly, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of March 31, 1999 set forth in the Parent 10-Q and "Parent Balance Sheet Date" means March 31, 1999.

     SECTION 4.9  Disclosure Documents.

          (a) The proxy statement of Parent (the "Parent Proxy Statement") to be filed with the Commission in connection with the Merger and the Registration Statement on Form S-4 of Parent (the "Form S-4") to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.9(b), comply as to form in all material respects with the applicable requirements of the Securities Act.

          (b) Neither the Parent Proxy Statement nor any amendment or supplement thereto, will, at the date the Parent Proxy Statement or any such amendment or supplement is first mailed to stockholders of Parent or at the time such stockholders vote on the matters constituting the Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Parent Proxy Statement or the Form S-4.

          (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time the stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.10 Absence of Certain Changes. Since the Parent Balance Sheet Date, and, other than with respect to clause (a) below, prior to the date hereof, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice and there has not been:

          (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on Parent;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock consistent with past practice) or any repurchase (other than repurchases of Parent Common Stock which occurred subsequent to the Parent Balance Sheet Date and prior to the date hereof), redemption or other acquisition by Parent or any of its Significant Subsidiaries of any outstanding shares of its capital stock or any Parent Convertible Securities (except (x) as required by the terms of any employee or stock option plan or compensation plan or arrangement, (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of operation of such plan consistent with past practice, and/or (z) as otherwise permitted by Section 6.1); or

          (c) any amendment of any material term of any outstanding security of Parent or any of its Significant Subsidiaries;

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Parent or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Parent or any of its Subsidiaries of any contract or other right, in either case, material to Parent and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (e) any change prior to the date hereof in any method of accounting or accounting practice (other than any change for tax purposes) by Parent or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; or

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Parent or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or
(iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

          (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

     SECTION 4.11 No Undisclosed Material Liabilities. There are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

          (b) liabilities incurred since such date in the ordinary course of business;

          (c) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on Parent;

          (d) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement; and

          (e) liabilities under this Agreement.

     SECTION 4.12 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

     SECTION 4.13 Taxes. Except as provided for in the Parent Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) all Parent Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Parent and its Subsidiaries have timely paid all Taxes shown as due and payable on Parent Tax Returns that have been so filed, and, as of the time of filing, the Parent Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Parent and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Parent Balance Sheet); (iii) Parent and its Subsidiaries have made provision for all Taxes payable by Parent and its Subsidiaries for which no Parent Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of Parent's knowledge and belief, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Parent is the common parent.

     SECTION 4.14  Employee Benefit Plans.

          (a) For purposes of this Agreement, the term "Parent Employee Plans" shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Parent and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by Parent or any Subsidiary and covers any employee or director or former employee or director of Parent, or under which Parent or any Subsidiary has any liability, contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of ERISA, but excluding any such plan that is a "multiemployer plan," as defined in
Section 3(37) of ERISA).

          (b) Each Parent Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (c) Neither Parent nor any affiliate of Parent has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any affiliate of Parent of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). All contributions required to be made under the terms of any Parent Employee Plan maintained in the United States have been made, and, where applicable to a Parent Employee Plan, Parent and its affiliates have complied with the minimum funding requirements under
Section 412 of the Code and Section 302 of ERISA with respect to each such Parent Employee Plan.

          (d) Each Parent Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to Parent's knowledge, no circumstances exist which will adversely affect such qualification or exception.

          (e) No director or officer or other employee of Parent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Parent Stock Plans or other benefit under any compensation plan or arrangement of Parent) solely as a result of the transactions contemplated in this Agreement.

          (f) Since the Parent Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Parent Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Parent Balance Sheet Date.

          (g) Parent and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against Parent and its Subsidiaries is pending or threatened, nor is Parent or its Subsidiaries involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Parent Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on Parent.

     SECTION 4.15 Compliance with Laws. Neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 1997 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     SECTION 4.16 Finders' or Advisors' Fees. Except for J.P. Morgan & Co. Incorporated whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.17 Environmental Matters. Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Parent, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any Person against, Parent or any of its Subsidiaries, and no penalty has been assessed within the past three years against Parent or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) Parent and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of Parent, there are no liabilities of or relating to Parent or any of its Subsidiaries relating to or arising out of any Environmental Law, and, to the knowledge of Parent, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

     SECTION 4.18 Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan & Co. Incorporated to the effect that, as of the date of this Agreement, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

     SECTION 4.19  Pooling; Tax Treatment.

          (a) Parent intends that the Merger be accounted for as a "pooling of interests" as described in Section 3.19(a).

          (b) Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Parent or its affiliates that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a 368 Reorganization.

     SECTION 4.20 Takeover Statutes. The Board of Directors of Parent has taken the necessary action to render Section 203 of the Delaware Law, and any other potentially applicable anti-takeover or similar statute or regulation inapplicable to this Agreement and the Company Option Agreement and the transactions contemplated hereby and thereby.

     SECTION 4.21 Intellectual Property Matters. Parent and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on Parent. The conduct of Parent's and its Subsidiaries' businesses as currently conducted or as contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. To the best of Parent's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Parent or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

     SECTION 4.22 Year 2000 Compliance Matters. Except for matters which, individually and in the aggregate, would not have a Material Adverse Effect on Parent, all proprietary and third-party licensed computer systems including computer hardware and software owned, leased or licensed by Parent and computer software incorporated in products manufactured by Parent and its Subsidiaries (a) will, prior to December 31, 1999, accurately and without interruption recognize, the advent of the year 2000 without any adverse change in operation associated with such recognition,
(b) can accurately and without interruption recognize and manipulate date information relating to dates prior to, on and after January 1, 2000 and
(c) can accurately and without interruption interact with other year 2000 compliant computer systems and computer software in a way that does not compromise their ability to correctly recognize the advent of the year 2000 or to accurately and without interruption recognize and manipulate date information relating to dates prior to, on or after January 1, 2000. The costs of the adaptations to such computer systems, hardware and software being made by Parent and its Subsidiaries in order to achieve year 2000 compliance are not expected to have a Material Adverse Effect on Parent.


                                 ARTICLE V
                          COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.1 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, subject to the last sentence of this Section 5.1, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 5.1, with the prior written consent of Parent (which shall not be unreasonably withheld) or as contemplated by this Agreement or the Option Agreements, from the date of this Agreement until the Effective Time:

          (a) the Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

          (b) the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of the Company);

          (c) the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its any of its Subsidiaries other than (i) issuances of Company Common Stock pursuant to the exercise of Company Stock Options that are outstanding on the date of this Agreement, or pursuant to Company Stock Options or other stock based awards granted in accordance with clause (ii) below and (ii) additional Company Stock Options or other stock-based awards to acquire shares of Company Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of the Company as in effect on the date of this Agreement in the ordinary course of business consistent with past practice;

          (d) the Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections
7.4 and 7.9, regular quarterly cash dividends payable by the Company in respect of shares of Company Stock consistent with past practice;

          (e) the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock, Company Convertible Securities or Company Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the terms of any Company Stock Plan or (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.4;

          (f) the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

          (g) the Company will not, and will not permit any Subsidiary of the Company to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practice but subject to Sections 7.4 and 7.9 and, in the case of the establishment of any retention and/or pay-to-stay plans or individual severance arrangements that the Company reasonably believes to be appropriate, after notice to Parent and the Company's good-faith effort to obtain Parent's approval;

          (h) the Company will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice;

          (i) other than as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

          (j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any Subsidiary of the Company to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (k) the Company will not, and will not permit any Subsidiary of the Company to, enter into any material joint venture, partnership or other similar arrangement;

          (l) the Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (m) the Company will not enter into any standstill agreement, or amend or waive any provisions of, or grant any approval under, any standstill agreement; provided that the Board of Directors of the Company may grant a waiver of provisions of, or approval under, a standstill agreement with any Person solely to permit such Person to make a Superior Proposal if the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to grant such waiver;

          (n) the Company will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business consistent with past practice; and

          (o) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Section 7.4, from the date hereof until the Effective Time, the Company and its Subsidiaries may (x) make acquisitions of property, assets or any business (other than pursuant to a merger or consolidation with or into the Company) solely for cash so long as no one acquisition or series of related acquisitions involves the payment of consideration in an amount in excess of $ 500 million, and all acquisitions pursuant to this clause (x) do not involve the payment of consideration in excess of $ 500 million, in the aggregate, and (y) sell, transfer or otherwise dispose of assets or property so long as the Company and its Subsidiaries do not sell, transfer and otherwise dispose of assets and property pursuant to this clause (y) having a fair market value in excess of $ 500 million, in the aggregate.

     SECTION 5.2  Company Stockholder Meeting; Proxy Material.

          (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and noticed, and, to the extent practicable, held on the same date as the Parent Stockholder Meeting (as defined below) for the purpose of obtaining the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company
(x) will promptly prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 5.2, to obtain the Company Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

          (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Board of Directors of the Company shall be permitted (i) not to recommend to the Company's stockholders that they give the Company Stockholder Approval or
(ii) to withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they give the Company Stockholder Approval, only (w) if after receiving an Acquisition Proposal that constitutes a Superior Proposal (each as defined in Section 7.10 below), the Board of Directors of the Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, (x) after the fifth business day following delivery by the Company to Parent of written notice advising Parent that the Board of Directors of the Company intends to resolve to so withdraw or modify its recommendation absent modification of the terms and conditions of this Agreement, (y) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such five business day period, such Acquisition Proposal would nonetheless constitute a Superior Proposal (it being understood that Parent shall be permitted to propose adjustments to the terms and conditions hereof, notwithstanding anything contained in the Confidentiality Agreement (as defined in Section 7.3)); and (z) if the Company has complied, in all material respects, with its obligations set forth in Section 7.10; provided, however, that nothing in this paragraph (b) shall be interpreted to excuse the Company from complying with its obligations under paragraph (a) of this Section 5.2.


                                 ARTICLE VI
                            COVENANTS OF PARENT

     Parent agrees that:

     SECTION 6.1 Conduct of Parent. From the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall, subject to the last sentence of this Section 6.1 and except as set forth on the Parent Disclosure Schedules, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 6.1 and except as set forth on the Parent Disclosure Schedules, with the prior written consent of the Company (which shall not be unreasonably withheld) or as contemplated by this Agreement or the Option Agreements, from the date of this Agreement until the Effective Time:

          (a) Parent will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws, except as contemplated by Sections 2.1 and 2.2, and except for such changes to increase the number of authorized shares of Parent Common Stock to no more than 2 billion shares and the number of authorized shares of Parent Preferred Stock to no more than 40 million shares and to delete the provisions currently contained in such certificate of incorporation setting forth the terms of series of Parent Preferred Stock designated therein;

          (b) Parent will not, and will not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of Parent);

          (c) Parent will not, and will not permit any Subsidiary of Parent to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Parent or any of its Subsidiaries, other than (i) issuances of Parent Common Stock pursuant to the exercise of employee or director stock options outstanding on the date of this Agreement or that are granted in accordance with clause (ii) below, or (ii) additional options or stock-based awards to acquire Parent Common Stock granted under the terms of any employee or director stock option or compensation plan or arrangement of Parent as in effect as of the of this Agreement in the ordinary course consistent with past practice;

          (d) Parent will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections 7.4 and 7.9, regular quarterly cash dividends payable by Parent in respect of the shares of Parent Common Stock consistent with past practice;

          (e) Parent will not, and will not permit any Subsidiary of Parent to, redeem, purchase or otherwise acquire directly or indirectly any of Parent's capital stock, Parent Convertible Securities or Parent Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions
(x) required by or in connection with the respective terms of any employee stock option plan or compensation plan or arrangement of Parent, or (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.4;

          (f) Parent will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

          (g) Parent will not, and will not permit any Subsidiary of Parent to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Parent or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Parent or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of Parent or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practice but subject to Sections 7.4 and 7.9 and, in the case of the establishment of any retention and/or pay-to-stay plans or individual severance arrangements that Parent reasonably believes to be appropriate, after notice to the Company and Parent's good-faith effort to obtain the Company's approval;

          (h) Parent will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice;

          (i) Other than as contemplated by Section 7.1, Parent will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

          (j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Parent will not, and will not permit any Subsidiary of Parent to, change any method of accounting or accounting practice (other than any change for tax purposes) used by it;

          (k) Parent will not, and will not permit any Subsidiary of Parent to, enter into any material joint venture, partnership or other similar arrangement;

          (l) Parent will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (m) Parent will not enter into any standstill agreement, or amend or waive any provisions of, or grant any approval under, any standstill agreement; provided that the Board of Directors of Parent may grant a waiver of provisions of, or approval under, a standstill agreement with any Person solely to permit such Person to make a Superior Proposal if the Board of Directors of Parent determines in its good faith judgment, after receiving the advice of outside legal counsel that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to grant such waiver;

          (n) Parent will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business, consistent with past practice; and

          (o) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing but subject to Section 7.4, from the date hereof until the Effective Time, Parent and its Subsidiaries may (x) make acquisitions of property, assets or any business for cash, securities (including equity securities) or other consideration, pursuant to a merger, consolidation, reorganization or otherwise, so long as no one acquisition or series of related acquisitions involves the payment of consideration having a fair market value in excess of $1 billion and all acquisitions pursuant to this clause (x) do not involve the payment of consideration having a fair market value in excess of $2 billion, in the aggregate, and
(y) sell, transfer or otherwise dispose of assets or property of Parent and its Subsidiaries so long as Parent and its Subsidiaries do not sell, transfer or otherwise dispose of assets and property pursuant to this clause (y) having a fair market value in excess of $1 billion, in the aggregate.

     SECTION 6.2 Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.3  Director and Officer Liability.

          (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Effective Time. Following the Effective Time, Parent shall cause the Surviving Corporation to honor all indemnification obligations presently provided under the Company's certificate of incorporation and by-laws in effect on the date hereof. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. The Company has disclosed to Parent all such indemnification agreements prior to the date of this Agreement.

          (b) For six years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

          (c) The obligations of Parent under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.3 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.3 applies shall be third party beneficiaries of this Section 6.3).

     SECTION 6.4  Parent Stockholder Meeting; Form S-4.

          (a) Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and noticed, and, to the extent practicable, held on the same day as the Company Stockholder Meeting for the purpose of obtaining the Parent Stockholders Approval. In connection with the Parent Stockholder Meeting, Parent (x) will promptly prepare and file with the Commission, will use its reasonable best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable, the Parent Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 6.4, to obtain the Parent Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger.

          (b) Except as provided in the next sentence, the Board of Directors of Parent shall recommend approval of the Common Stock Issuance. The Board of Directors of Parent shall be permitted (i) not to recommend to Parent's stockholders that they give the Parent Stockholder Approval or
(ii) to withdraw or modify in a manner adverse to the Company its recommendation to the Parent's stockholders that they give the Parent Stockholder Approval, only (w) if after receiving an Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of Parent determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, (x) after the fifth business day following delivery by Parent to the Company of written notice advising the Company that the Board of Directors of Parent intends to resolve to so withdraw or modify its recommendation absent modification to the terms and conditions of this Agreement (y) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by the Company during such five business day period, such Acquisition Proposal would nonetheless constitute a Superior Proposal (it being understood that the Company shall be permitted to propose adjustments to the terms and conditions hereof, notwithstanding anything contained in the Confidentiality Agreement); and (z) if Parent has complied, in all material respects, with it obligations set forth in Section 7.10; provided, however, that nothing in this paragraph (b) shall be interpreted to excuse Parent from complying with its obligations contained in paragraph (a) of this
Section 6.4.

      SECTION 6.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

      SECTION 6.6  Employee Benefits.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Company Employee Plans, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Parent). Subject to the previous sentence, no provision of this Agreement shall be construed as a limitation on the right of Parent or the Surviving Corporation to amend or terminate any Company Employee Plan to the extent permitted by the terms thereof (as in effect on the date hereof) and applicable law, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a Company Employee Plan that such employee or beneficiary would not otherwise have under the terms of that Company Employee Plan. Parent and the Company hereby agree that (i) except as contemplated by clause (i) of Section 6.6(e), approval of the Merger by the Company's shareholders shall constitute a "Change in Control" for purposes of all Company Employee Plans and other employee plans or arrangements of the Company which contain "change in control" provisions, pursuant to the terms of such plans in effect on the date hereof, and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall constitute an "Acceleration Event" or a "Change in Control" for purposes of any Parent Employee Plan or other employee plan or arrangement of Parent which contains an "acceleration event" or "change in control" provision, pursuant to the terms of such plan in effect on the date hereof.

          (b) Following the Effective Time, Parent shall provide to individuals who are employed by the Company and its Subsidiaries as of the Effective Time ("Affected Employees"), for so long as such Affected Employees remain so employed, employee benefits (including salary, incentive compensation and stock-based benefits) which, in the aggregate, are substantially equivalent to the benefits provided, at Parent's option, either (i) pursuant to the Company's or its Subsidiaries' employee benefit plans, programs, policies and arrangements immediately prior to the Effective Time, or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent to employees of Parent and its Subsidiaries in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time; provided, however, that neither of the foregoing clauses (i) or (ii) shall be construed to limit Parent's flexibility in determining the design of any benefit plan or program.

          (c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that
(i) in the case of a qualified or non-qualified defined benefit plan of Parent or any of its Subsidiaries, Parent need not recognize the pre-Effective Time service of an Affected Employee with the Company or any of its Subsidiaries for benefit accrual purposes so long as the failure to recognize such service does not adversely affect the accrued benefits of such Affected Employee as of the Effective Time under the qualified and non-qualified defined benefit plans of the Company or any of its Subsidiaries in which such Affected Employee then participated, and (ii) in the case of a qualified or non-qualified defined contribution plan of Parent or any of its Subsidiaries, Parent shall be required only to recognize pre-Effective Time participation of an Affected Employee in a qualified or non-qualified defined contribution plan of the Company or any of its Subsidiaries for purposes of determining eligibility for matching or other contributions and the level of such contributions.

          (d) Prior to the date hereof, the Company has taken or has caused to be taken all action necessary such that neither the execution of this Agreement nor any of the transactions contemplated in this Agreement (including but not limited to approval of the Merger by the stockholders of the Company) shall constitute an event that requires the funding of any rabbi trust or similar trust; provided, however, that any such trust may be required to be funded following the Effective Time should any participant in any plan covered by any such trust fail, promptly after written notice has been given Parent, to be paid any benefit required to be paid under such covered plan.

          (e) Prior to approval of the Merger by the stockholders of the Company, (i) the Company shall take or shall cause to be taken all action (including but not limited to the adoption of amendments to applicable plans and trusts) necessary such that neither approval of the Merger by the stockholders of the Company nor consummation of the transactions contemplated hereby shall constitute a "Change in Control" for purposes of
Section 11.4 of the Company's Retirement Benefit Plan (the "RBP") or any similar provision in any other defined benefit plan maintained by the Company or any of its Subsidiaries, in any case as in effect on the date hereof (provided, however, that in the event the RBP or such other plan is terminated within three years following the approval of the Merger by the shareholders of the Company or if, within such three-year period, a tax-qualified plan of Parent or any of its Subsidiaries with which the RBP or such other plan has been merged or consolidated or to which any assets or liabilities of the RBP or such other plan has been transferred (a "Successor Plan") is terminated, the provisions of Section 11.4 of the RBP or the applicable provision of such other plan shall be applied to the RBP or such other plan or any Successor Plan, as the case may be, as if such approval of the Merger had constituted a "Change in Control"), and (ii) the Company may take or cause to be taken such action as may be necessary such that participants in the Company's Corporate Executive Compensation Plan, Supplemental Defined Benefit Retirement Plan and other plans providing for the deferral of cash payments or the accelerated payment of lump sum benefits may continue to defer the payment of awards or benefits thereunder until termination of employment following the Effective Time or otherwise in accordance with the terms of such plan.

          (f) For purposes of the Company's Tier 1-A severance agreements, the amount of the "on-plan" bonus under the Corporate Executive
Compensation Plan referred to under such an agreement for each executive who is a party thereto has been disclosed to Parent prior to the date hereof.

          (g) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     SECTION 6.7 Employment Agreement. At the Effective Time, Parent shall enter into an agreement with Michael R. Bonsignore substantially in the form of Exhibit B attached hereto.


                                ARTICLE VII
                    COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.1  Reasonable Best Efforts.

          (a) Subject to Sections 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

          (b) Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c):

               (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

               (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that limit its or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. At the request of Parent, the Company shall agree to divest, sell, dispose or, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent would not have a Material Adverse Effect on Parent at and after the Effective Time. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent (which shall not be unreasonably withheld), sell, divest or dispose of any assets, commit to any sale, divestiture or disposal of assets or businesses of the Company and its Subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets. Parent also agrees and acknowledges that notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither Parent nor any of its Subsidiaries shall, without the Company's prior written consent (which shall not be unreasonably withheld), sell, divest or dispose of any assets, commit to any sale, divestiture or disposal of assets or businesses of Parent and its Subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their Subsidiaries' freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets.

          (c) The provisions of this Section 7.1 shall not be construed to require Parent to agree to the sale, transfer, divestiture or other disposition of any businesses, product lines or assets of Parent, the Company or any of their respective subsidiaries if the action would, or would reasonably be expected to, have a Material Adverse Effect on Parent at and after the Effective Time. The provisions of this Section 7.1 shall not be construed to require the Company to agree to the sale, transfer, divestiture or other disposition of any businesses, product lines or assets of the Company or any of its subsidiaries unless any such action, if such action would reasonably be expected to have a Material Adverse Effect on the Company, is subject to consummation of the Merger and such action would not have a Material Adverse Effect on Parent at and after the Effective Time. Any actions taken by Parent or the Company to comply with their respective obligations under Section 7.1(b), including a decision by Parent or the Company to waive any of the provisions of Section 7.1(b), shall be deemed not to have or be reasonably expected not to have a Material Adverse Effect on Parent at and after the Effective Time.

     SECTION 7.2 Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Proxy Statement, the Parent Proxy Statement and the Form S-4, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement, the Parent Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.3 Access to Information. From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company and Parent will upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder, and neither party shall be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated May 5, 1999 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 7.4  Tax and Accounting Treatment.

          (a) Neither Parent nor the Company shall, nor shall they permit their Subsidiaries to, take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (a) for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the Commission or (b) as a 368 Reorganization.

          (b) Parent shall use its reasonable best efforts to provide to Fried, Frank, Harris, Shriver and Jacobson and Skadden, Arps, Slate, Meagher and Flom LLP a certificate substantially in the form agreed to by the Company and Parent prior to the date of this Agreement. The Company shall use its reasonable best efforts to provide to Fried, Frank, Harris, Shriver and Jacobson and Skadden, Arps, Slate, Meagher and Flom LLP a certificate substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

     SECTION 7.5 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

     SECTION 7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.7  Notices of Certain Events.

          (a) Each of the Company and Parent shall promptly notify the other party of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable; and

               (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

          (b) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 7.8  Affiliates.

          (a) Not less than 30 days prior to the Effective Time, each of Parent and the Company (i) shall have delivered to the other party a letter identifying all Persons who, in the opinion of the party delivering the letter, may be, as of the date of the Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, its "affiliates" for purposes of SEC Accounting Series Releases 130 and 135 and/or, in the case of the Company, for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in such letter to deliver, as promptly as practicable but in no event later than 20 days prior to the Closing (or after such later date as the Parent and the Company may agree), a signed agreement to Parent in the case of affiliates of Parent, substantially in the form attached as Exhibit C, and in the case of affiliates of the Company, substantially in the form attached as Exhibit D. Each of Parent and the Company shall notify the other party from time to time after the delivery of the letter described in Section 7.8(a)(i) of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.8(a).

          (b) Shares of Parent Common Stock and shares of Company Common Stock beneficially owned by each such "affiliate" of Parent or Company who has not provided a signed agreement in accordance with Section 7.8(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other "affiliates" of Parent and the Company, this transfer will, in the reasonable judgment of accountants of Parent, interfere with, or prevent the Merger from being accounted for, as a "pooling of interests" under GAAP and/or the rules and regulations of the SEC. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any affiliate of Parent or the Company who has not provided a signed agreement in accordance with Section 7.8(a). The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to Section 7.8(a) shall be as provided in those agreements.

     SECTION 7.9 Payment of Dividends. From the date of the Agreement until the Effective Time, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Company Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and the shares of Parent Common Stock any holder of shares of Company Common Stock receives in exchange therefor in connection with the Merger.

     SECTION 7.10  No Solicitation.

          (a) Each of Parent and the Company and their respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal (including without limitation, in the case of the Company, by amending, or granting any waiver under, the Company Rights Agreement) or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that (x) Parent or the Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.10, (y) prior to receipt of the Parent Stockholder Approval (in the case of Parent) or the Company Stockholder Approval (in the case of the Company), the Board of Directors of either Parent or the Company, as applicable, determines in its good faith judgment, after receiving the advice of outside counsel that, in light of this Superior Proposal, if Parent or the Company, as applicable, fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, there is a reasonable possibility that such Board of Directors would be in violation of its fiduciary duties under applicable law, and (z) after giving the other party two business days' notice of its intention to do so, the party receiving such Superior Proposal may (i) furnish information with respect to it and its subsidiaries to the Person making such Superior Proposal pursuant to a customary confidentiality agreement containing terms generally no less restrictive than the terms contained in the Confidentiality Agreement (but not containing any exclusivity provision and permitting the Person to submit to the Board of Directors of the Company or Parent, as applicable, Acquisition Proposals with respect to the Company or Parent, as applicable, provided that any such Acquisition Proposal is subject to the approval of the Board of Directors of the Company or Parent, as applicable, (which approval may be granted solely in accordance with the terms of Sections 5.1(m) or 6.1(m) hereof)), provided that a copy of all such written information is simultaneously provided to the other party hereto and (ii) participate in discussions and negotiations regarding such Superior Proposal.

          (b) Nothing contained in this Agreement shall prevent the Board of Directors of Parent or the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of that party shall not recommend that the stockholders of that party tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors of that party determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable possibility that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation.

          (c) Any party receiving an Acquisition Proposal will (A) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal and set forth the material terms thereof) the other party to this Agreement after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any Subsidiary of such party or for access to the properties, books or records of such party or any Subsidiary of such party by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and (B) will keep the other party to this Agreement reasonably informed of any changes to the material terms of any such Acquisition Proposal or request. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal.

     For purposes of this Agreement, "Acquisition Proposal" means any written offer or proposal for, or any written indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of Parent or the Company or any of their respective Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or the Company or any of their respective Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for or in respect of all of the outstanding shares of Company Common Stock, or Parent Common Stock, as applicable, (i) on terms that the Board of Directors of Parent or the Company, as applicable, determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable (other than in immaterial respects) from a financial point of view to its stockholders than the Merger; and (ii) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

          (d) Nothing contained in this Agreement shall prohibit a deferral of the distribution of rights issued pursuant to the Company Rights Agreement following the commencement of a tender offer or an exchange offer for Company Common Stock.

          (e) Each of the Company and Parent agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.10.

     SECTION 7.11  Letters from Accountants.

          (a) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company two letters from PricewaterhouseCoopers LLP, one dated no earlier than three business days prior to the date on which the Form S-4 shall become effective and one dated no earlier than three business days prior to the Closing Date, each addressed to the Boards of Directors of Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Parent shall use reasonable best efforts to cause to be delivered to Parent and the Company a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, addressed to the Boards of Directors of Parent and the Company, stating that PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that accounting for the Merger as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

          (c) The Company shall use reasonable best efforts to cause to be delivered to the Company and Parent two letters from Deloitte & Touche LLP, one dated no earlier than three business days prior to the date on which the Form S-4 shall become effective and one dated no earlier than three business days prior to the Closing Date, each addressed to the Boards of Directors of the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (d) The Company shall use reasonable best efforts to cause to be delivered to Parent a letter from Deloitte & Touche LLP, dated as of the Closing Date, addressed to the Boards of Directors of the Company and Parent, stating that Deloitte & Touche LLP concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

     SECTION 7.12 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 7.13  Headquarters.

          (a) After the Effective Time, the headquarters of Parent shall continue to be located in Morristown, N.J.

          (b) Both Parent and the Company acknowledge the long-standing, mutually beneficial relationship between the Company and the Greater Twin City community. In recognition of this, Parent and the Company hereby confirm their intention to maintain this relationship subsequent to the Effective Time, including, by continuing, following the Effective Time, to provide funding to The Honeywell Foundation and to otherwise maintain the Company's charitable and communal endeavors in the Twin City community, in either instance at levels at least as great as the Company provided or maintained prior to the Effective Time. Parent and the Company also confirm their intention, following the Effective Time, to explore opportunities to minimize the effects, if any, on the local communities served by the Company that the provisions of Section 7.13(a) may have.

     SECTION 7.14 Integration. Prior to the Effective Time, Parent and the Company shall appoint an integration team (the "Integration Team") half the members of which shall be persons designated by Parent and half the members of which shall be persons designated by the Company. The Integration Team shall have two co-chairpersons, one designated by Parent and one designated by the Company. Prior to the Effective Time, the Integration Team shall report to the persons contemplated by Section 2.2(c) to constitute the Executive Office as of the Effective Time. As of and after the Effective Time, the Integration Team shall report to the Executive Office.

     SECTION 7.15 Transfer Statutes. Each of Parent and the Company agrees to use its commercially reasonable efforts to comply promptly with all requirements of the New Jersey, Connecticut and other state property transfer statutes to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance with such statutes. Parent and the Company agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective time to ensure compliance with such statutes. Each of Parent and the Company agrees to provide the other with any documents to be submitted to the relevant state agencies prior to submission. For purposes of this section, the New Jersey and Connecticut Property Transfer Statutes means the New Jersey Industrial Site Recovery Act, 1993 N.J. Laws 139, and the Connecticut Transfer Act, Conn. Gen. Stat. Ann. ss.22a.-134(b).

     SECTION 7.16 Section 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.10


                                ARTICLE VIII
                          CONDITIONS TO THE MERGER

     SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) the Common Stock Issuance shall have been approved by the stockholders of Parent in accordance with the rules and regulations of the NYSE;

          (c) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

          (d) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

          (e) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

          (f) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

          (g) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (h) the letters of PricewaterhouseCoopers LLP and Deloitte & Touche LLP contemplated by paragraphs (b) and (d) of Section 7.11 shall have been delivered as contemplated thereby; and

          (i) (i) all required approvals or consents of any governmental authority (whether domestic, foreign or supranational) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) unless the failure to receive any such approval or consent would not, and would not be reasonably expected to, have a Material Adverse Effect on Parent at or after the Effective Time and
(ii) all such approvals and consents which have been obtained shall be on terms that would not, and would not reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

     SECTION 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

          (b) there shall not be instituted or pending any action or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, seeking to (i) restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any Subsidiary of Parent of all or any portion of the business of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries or to compel Parent or any Subsidiary of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Subsidiaries; (ii) to impose or confirm limitations on the ability of Parent or any Subsidiary of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including, without limitation, the right to vote any shares of Company Common Stock (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders; or (iii) seeking to require divestiture by Parent or any Subsidiary of Parent of any shares of Company Common Stock (or shares of stock of the Surviving Corporation), if any such matter referred in subclauses (i), (ii) and (iii) would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

          (c) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

          (d) Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson (or other counsel reasonably acceptable to Parent) in form and substance reasonably satisfactory to Parent, on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel, including, without limitation, those contained in certificates substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

     SECTION 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

          (a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by a vice-president of Parent to the foregoing effect; and

          (b) the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other counsel reasonably acceptable to the Company) in form and substance reasonably satisfactory to the Company, on the basis of customary representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon customary representations of officers of Parent and the Company reasonably requested by counsel, including, without limitation, those contained in certificates substantially in the form agreed to by the Company and Parent prior to the date of this Agreement.

          (c) Parent shall have taken all such actions as shall be necessary so that the By-laws Amendment shall become effective not later than the Effective Time.


                                 ARTICLE IX
                                TERMINATION

     SECTION 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company or any approval of the Common Stock Issuance by the stockholders of Parent):

          (a)  by mutual written consent of the Company and Parent;

          (b)  by either the Company or Parent,

               (i) if the Merger has not been consummated as of the eight month anniversary hereof (the "End Date"); provided, however, that if
     (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 8.1(c), 8.1(d), 8.1(e), 8.1(i), 8.2(b) and 8.2(c) and (y) all other conditions set forth in Article 8 have heretofore been satisfied or waived or are then capable of being satisfied, 60 days after such eight month anniversary (which shall then be the "End Date"); provided, further that at the End Date the right to terminate this Agreement under this
     Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

               (ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof; or

               (iii) if the Common Stock Issuance Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the terminating party has fulfilled its obligations under Section 7.1;

          (d) by Parent, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Stockholder Meeting in accordance with Section 5.2, or shall have recommended a Superior Proposal (or the Board of Directors of the Company shall resolve to do any of the foregoing);

          (e) by the Company, if the Board of Directors of Parent shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to the Company its approval and recommendation of this agreement or the Common Stock Issuance, whether or not permitted by the terms hereof, or shall have failed to call the Parent Stockholder Meeting in accordance with Section 6.4 or shall have recommended a Superior Proposal (or the Board of Directors of Parent resolves to do any of the foregoing); or

          (f) by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

     The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

     SECTION 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.2, in Section 10.4, Section 10.5, in the Option Agreements and in the Confidentiality Agreement, and the representations and warranties with respect to the Option Agreements shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.


                                 ARTICLE X
                               MISCELLANEOUS

     SECTION 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     if to Parent or Merger Subsidiary, to:

          AlliedSignal Inc.
          101 Columbia Road
          P.O. Box 3000
          Morristown, NJ  07962-2496
          Attention:  Peter M. Kreindler
          Senior Vice President, General Counsel
            and Secretary
          Facsimile No.:  (973) 455-4217

     with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, NY  10004-1980
          Attention:  Arthur Fleischer, Jr., Esq.
                      Charles M. Nathan, Esq.
          Facsimile No.:  (212) 859-4000

     if to the Company, to:

          Honeywell Inc.
          Honeywell Plaza
          Minneapolis, MN  55408
          Attention:  Edward D. Grayson
          Vice President and General Counsel
          Facsimile No.:  (612) 951-3859

     with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, N.Y.  10022-3897
            Attention:  Peter Allan Atkins, Esq.
                        David J. Friedman, Esq.
          Facsimile No.: (212) 735-2000

     or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     SECTION 10.3  Amendments; No Waivers.

          (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Parent Stockholder Approval and/or the Company Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange requires further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.4  Expenses.

          (a) Except as otherwise specified in Sections 10.5 or 10.6, the Option Agreements or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that (a) the filing fees in respect to filings made pursuant to the HSR Act, the EC Merger Regulation and all similar filings in other jurisdictions, (b) filing fees in connection with the filing with the SEC of the Form S-4, the Parent Proxy Statement and the Company Proxy Statement, (c) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4, the Parent Proxy Statement and the Company Proxy Statement and (d) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

     SECTION 10.5  Company Termination Fee.

          (a)  If:

               (i) Parent shall terminate this Agreement pursuant to
     Section 9.1(d), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Company Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 8.3(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

               (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and prior to the Company Stockholder Meeting any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company; or

               (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(i) and (x) prior to such termination any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company and (y) within nine months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal made prior to, as of or after such termination; or

               (iv) Parent shall terminate this Agreement pursuant to
     Section 9.1(f) and prior to such termination any Person shall have made to the Company or to the stockholders of the Company an Acquisition Proposal relating to the Company;

then, (x) in the case of clause (i), the Company shall pay to Parent, not later than the date of termination of this Agreement, an amount equal to $350 million, (y) in the case of clause (iii), the Company shall pay to Parent, not later than the date the Company enters into a definitive agreement with respect to any Acquisition Proposal, $350 million, and (z) in the case of clauses (ii) or (iv), (a) the Company shall pay to Parent, not later than the date of termination of this Agreement, an amount equal to $200 million, and (b) if within nine months after the termination of this Agreement, the Company enters into a definitive agreement in respect of an Acquisition Proposal, the Company shall pay to Parent, not later than the date such agreement is entered into, an additional amount equal to $150 million. Acceptance by Parent of the final payment to which Parent is entitled in connection with the events described in clauses (i), (ii),
(iii) or (iv) (other than in the case of the events described in clause
(iv), if the breach involved constitutes a willful breach), as applicable, referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, the Company shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (except for its obligations under the Company Option Agreement). For purposes of clause (ii) of this Section 10.5(a), the term "Acquisition Proposal" shall have the meaning set forth in Section 7.10, except that all references to "20%" shall be replaced with "40%," and for purposes of clauses (iii) and (iv) of this Section 10.5(a), such term shall have the meaning set forth in Section 7.10, except that all references to "20%" shall be replaced with "50%".

          (b)  If:

               (i) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(ii) and no Acquisition Proposal relating to the Company has been made to the Company or the stockholders of the Company prior to the Company Stockholder Meeting; or

               (ii) Parent shall terminate this Agreement pursuant to
     Section 9.1(f) and no Acquisition Proposal relating to the Company has been made prior thereto to the Company or the stockholders of the Company,

then, in any such case, the Company shall, upon request of Parent, reimburse Parent for all of its out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereof, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors, and costs and expenses otherwise allocated to Parent pursuant to Section 10.4, up to an aggregate of $20 million.

          (c) All payments and reimbursements made under this Section 10.5 shall be made by wire transfer of immediately available funds to an account specified by Parent.

     SECTION 10.6  Parent Termination Fee.

          (a)  If:

               (i) The Company shall terminate this Agreement pursuant to
     Section 9.1(e), unless at the time of such failure to recommend, withdrawal or adverse modification or change, failure to call the Parent Stockholder Meeting or recommendation of a Superior Proposal, any of the conditions set forth in Section 8.2(a) would not have been satisfied as of such date and would not be reasonably capable of being satisfied; or

               (ii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(iii), and prior to the Parent Stockholder Meeting any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent; or

               (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(i) and (x) prior to such termination any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent and
     (y) within nine months after such termination, Parent enters into a definitive agreement with respect to any Acquisition Proposal made prior to, as of or after such termination; or

               (iv) the Company shall terminate this Agreement pursuant to
     Section 9.1(f) and prior to such termination any Person shall have made to Parent or to the stockholders of Parent an Acquisition Proposal relating to Parent;

then, (x) in the case of clause (i), Parent shall pay to the Company not later than the date of termination of this Agreement an amount equal to $350 million, (y) in the case of clause (iii), Parent shall pay to the Company, not later than the date Parent enters into a definitive agreement with respect to any Acquisition Proposal, $350 million, and (z) in the case of clauses (ii) or (iv), (a) Parent shall pay to the Company, not later than the date of termination of this Agreement, $200 million, and (b) if within nine months after the termination of this Agreement, Parent enters into a definitive agreement in respect of an Acquisition Proposal, Parent shall pay to the Company, no later than the date such agreement is entered into, an additional amount equal to $150 million. Acceptance by the Company of the final payment to which the Company is entitled in connection with the events described in clauses (i), (ii), (iii) or (iv) (other than in the case of the events described in clause (iv), if the breach involved constitutes a willful breach), as applicable, referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon acceptance of payment of such amount, Parent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement (except for its obligations under Parent Option Agreement). For purposes of clause (ii) of this Section 10.6(a), the term "Acquisition Proposal" shall have the meaning set forth in Section 7.10, except that all references to "20%" shall be replaced with "40%," and for purposes of clauses (iii) and (iv) of this Section 10.6(a), such term shall have the meaning set forth in Section 7.10, except that all references to "20%" shall be replaced with "50%".

          (b)  If:

               (i) either the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b)(iii) and no Acquisition Proposal relating to Parent has been made to Parent or the stockholders of Parent prior to the Parent Stockholder Meeting; or

               (ii) the Company shall terminate this Agreement pursuant to
     Section 9.1(f) and no Acquisition Proposal relating to Parent has been made prior thereto to Parent or the stockholders of Parent,

then, in any such case, Parent shall upon request of the Company, reimburse the Company for all of its out-of-pocket expenses incurred by the Company in connection with this Agreement and the transaction contemplated hereof, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors, and costs and expenses otherwise allocated to the Company pursuant to Section 10.4, up to an aggregate of $20 million.

          (c) All payments and reimbursements made under this Section 10.6 shall be made by wire transfer of immediately available funds to an account specified by the Company.

     SECTION 10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

     SECTION 10.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

     SECTION 10.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Option Agreements or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

     SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 10.12 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Option Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section
6.3(c), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

     SECTION 10.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 10.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    ALLIEDSIGNAL INC.

                                    By: /s/ Lawrence A. Bossidy
                                        -----------------------------------
                                        Name:  Lawrence A. Bossidy
                                        Title: Chairman and Chief Executive
                                               Officer


                                    HONEYWELL INC.

                                    By: /s/ Michael R. Bonsignore
                                        -----------------------------------
                                        Name:  Michael R. Bonsignore
                                        Title: Chairman and Chief Executive
                                               Officer


                                    BLOSSOM ACQUISITION CORP.

                                    By: /s/ Peter M. Kreindler
                                        -----------------------------------
                                        Name:  Peter M. Kreindler
                                        Title: Senior Vice President and
                                               Secretary